EXHIBIT 10.12


                      SETTLEMENT AGREEMENT



SETTLEMENT AGREEMENT, effective as of June 30, 1997, between Wanderlust Interactive, Inc., a Delaware corporation with offices located at 462 Broadway, New York, New York 10013 (the "Company") and Catherine Winchester residing at 258 Broadway, New York, New York 10007 ("Ms. Winchester").

                         R E C I T A L S

WHEREAS, Ms. Winchester was employed with the Company pursuant to an Agreement between the Company and Ms. Winchester dated as of November 7, 1995 (the "Employment Agreement");

WHEREAS, there is a dispute with respect to the relationship between the Company and Ms. Winchester;

WHEREAS, the Company and Ms. Winchester desire to renegotiate their relationship in accordance with the terms hereof; and

WHEREAS, the Company and Ms. Winchester have decided to settle their outstanding differences, modify their relationship and settle and resolve all of their outstanding disputes as of the date hereof;

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, and for other good and valuable consideration, the parties hereto have agreed, and do hereby agree, as follows:

1.  Cancellation of Employment Agreement.  The Company and Ms.
Winchester hereby agree to cancel the Employment Agreement as of June 30, 1997.

2. Cancellation of Stock Options. The Company and Ms. Winchester (collectively referred to as the "Parties") hereby agree to cancel the stock option agreement to purchase 200,000 shares of the Company's Common Stock (the "Common Stock") dated January 20, 1997. The Parties hereby agree that Ms. Winchester's stock option agreement dated May 20, 1997 to purchase 10,000 shares of Common Stock shall remain in full force and effect.

3. Consulting Agreement. The Company hereby agrees to retain Ms. Winchester as a consultant for a period of one year in accordance with the terms specified in the consulting agreement to be dated as of July 1, 1997 (the "Consulting Agreement"), a copy of which is attached hereto as Exhibit 1. The Company hereby agrees to pay Ms. Winchester $5,000 per month, to be payable on the 15th of each month starting July 1, 1997.

4. Covenant Not to Compete. Ms. Winchester, at any time during or within six months after termination of her consultancy shall not in any manner, engage or become interested in as owner, stockholder, partner, director, officer, employee, consultant or otherwise, on an operational level in which she is personally involved, any business which directly competes with any of the Company's products which are either published or under development which Consultant has been personally involved with at the time of the termination of her consultancy. For a period of six months after termination of her consulting agreement, provided Consultant has not been terminated without cause and provided the Company has not breached this Agreement, Ms. Winchester will not solicit business from the Company's current or prospective customers from the same departments within or lines of business of the Company without the consent of the Company. Ms. Winchester acknowledges that these provisions are necessary for the Company's protection and are not unreasonable, since she is also able to obtain employment or consulting assignments with companies whose businesses are not directly competitive with those of the Company and its affiliates. The period, the geographical area and the scope of these restrictions on Ms. Winchester's activities are divisible, so that if any provision of this Article 4 is invalid, that provision shall be automatically modified to the extent necessary to make it valid. The foregoing to the contrary notwithstanding, Ms. Winchester's ownership of less than three (3) percent of the stock of a publicly-owned company which competes with the Company shall not be considered a violation of the provisions of this Article 4.

5. Additional Shares of Common Stock. The Company hereby agrees to issue Ms. Winchester 50,000 shares of Common Stock.

6. Assignment. The Company hereby agrees to assign to Ms. Winchester all of its rights to the "ALYCE" project, including its copyright, subject to the right of the Company to receive 50% of any proceeds from revenues generated by such project after recoupment of the costs properly allocated to such project.

7. Computer Equipment and Expenses. The Company hereby agrees to transfer to Ms. Winchester a laptop computer currently in her possession and to pay her an additional $1,500 for reimbursement of expenses.

8. Attorney's Fees. The Parties hereby agree to be responsible for their own attorney's fees.

9. Releases. The Parties hereby agree to release each other and their heirs, executors, administrators, successors and assigns from all actions, causes of action, suits, debts, sums of money, account, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims and demands whatsoever, in law or equity, which against the Parties and their heirs, executors, administrators, successors and assigns had as of the date hereof.

10. New York Law to Govern. This Agreement shall be governed by, construed and interpreted in accordance with the laws of the State of New York.

11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12. Paragraph Headings. Paragraph headings are inserted herein for convenience only and are not intended to modify, limit or alter the meaning of any provision of this Agreement.

IN WITNESS WHEREOF, the parties hereto have set their hands and executed this Agreement as of the day and year first above written.
                                   WANDERLUST INTERACTIVE, INC.




                                   By:___________________________
                                   Authorized Officer




                                   ______________________________
                                   Catherine Winchester


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